Exhibit 3.1

CERTIFICATE OF AMENDMENT OF

WHOLE FOODS MARKET, INC.

A Texas Corporation

Whole Foods Market, Inc., a Texas for-profit corporation (the “Corporation”), hereby adopts this Certificate of Amendment (the “Amendment”).

1.	The name of the Corporation is Whole Foods Market, Inc.

2.	The Corporation is a for-profit corporation organized under the laws of the State of Texas.

3.	The file number issued to the Corporation by the secretary of state is 44435900.

4.	The date of formation of the Corporation is August 15, 1978.

5.	The following identified provision of the Corporation’s Amended and Restated Articles of Incorporation is amended as follows:

The second sentence of ARTICLE IV, Section A is replaced with the following sentence:

“The aggregate number of shares of Common Stock authorized to be issued is 600,000,000 shares with no par value.”

6.	This Amendment has been approved in the manner required by the Texas Business Organizations Code and by the governing documents of the Corporation.

7.	This document becomes effective when the document is filed by the secretary of state.

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The undersigned signs this document subject to the penalties imposed by law for the submission of a materially false or fraudulent instrument and certifies under penalty of perjury that the undersigned is authorized under the provisions of law governing the entity to execute the filing instrument.

Date: August 23, 2017

WHOLE FOODS MARKET, INC.,
a Texas corporation

By:	/s/ Heather Stern
	Name:	Heather Stern
	Title:	General Counsel &
Secretary

[Signature Page to Certificate of Amendment]